Exhibit 99.1

Axiall Reports 1st Quarter Results

ATLANTA — May 5, 2014 — Axiall Corporation (NYSE: AXLL) today announced financial results for the quarter ended March 31, 2014.

The company reported net sales of $993.7 million for the first quarter of 2014, compared to net sales of $1.1 billion reported for the first quarter of 2013.  The company reported a Net loss attributable to Axiall of $11.6 million, or $0.17 loss per diluted share, for the first quarter of 2014, compared to Net loss attributable to Axiall of $3.5 million, or $0.06 loss per diluted share, for the first quarter of 2013.  The company reported an Adjusted Net Loss of $5.3 million and Adjusted Loss per Share of $0.08 for the first quarter of 2014, compared to Adjusted Net Income of $45.1 million and Adjusted Earnings per Share of $0.75 for the first quarter of 2013. The company reported Adjusted EBITDA of $67.6 million for the first quarter of 2014, compared to Adjusted EBITDA of $133.4 million for the first quarter of the prior year.

“Our first quarter results were challenged by the unusually cold weather and the outage at our PHH VCM facility,” said Paul Carrico, president and chief executive officer.  “As we move into the second quarter, we expect the typical building products business seasonality and warmer weather to lead to improvement in demand, pricing and costs in our businesses.  We have restarted the PHH VCM facility and expect to reach full operating rates later this quarter.  Additionally, we remain focused on meeting our run rate synergy target of $140 million by the end of this year.”

	Three Months Ended
	March 31,
(In millions, except per share data)	2014	2013
Net loss attributable to Axiall	$(11.6)	$(3.5)
Pretax charges (benefits):
Fair value of inventory — purchase accounting	—	10.2
Merger-related and other, net	4.5	9.4
Costs to attain Merger-related synergies	4.6	0.7
Long-lived asset impairment charges, net	0.6	2.6
Gain on acquisition of controlling interests	—	(23.5)
Loss on redemption and other debt costs	—	78.5
Total pretax charges	9.7	77.9
Provision for taxes related to these items	3.4	29.3
After tax effect of above items	6.3	48.6
Adjusted Net Income (Loss)	$(5.3)	$45.1

Diluted loss per share attributable to Axiall	$(0.17)	$(0.06)

Adjusted Earnings (Loss) Per Share	$(0.08)	$0.75

Adjusted EBITDA	$67.6	$133.4

Chlorovinyls

In the Chlorovinyls segment, first quarter 2014 net sales were $682.2 million compared to $614.5 million during the first quarter of 2013. The increase in net sales was primarily driven by inclusion of 3 months of sales results from the PPG chemicals business we acquired in January 2013 in the first quarter of 2014 compared to 2 months in the first quarter of 2013, partially offset by lower vinyls operating rates and vinyls sales volumes attributable to the outage at the company’s PHH VCM manufacturing facility as well as operating and logistical impacts of severe weather during the period. The segment posted Adjusted EBITDA of $76.2 million in the first quarter of 2014, compared to Adjusted EBITDA of $134.2 million for the same quarter in the prior year.   The $58.0 million decrease in Adjusted EBITDA was primarily due to higher natural gas and maintenance costs, lower electrochemical unit (ECU) values, and the lower operating rates primarily driven by the outage at our PHH VCM manufacturing facility and the impact of severe weather on operating rates and logistics.

Building Products

In the Building Products segment, net sales were $154.7 million for the first quarter of 2014, compared to $162.2 million for the same quarter in the prior year.  The net sales decrease was driven by the impact of a weaker Canadian dollar coupled with a 3 percent decrease in sales volume in Canada, partially offset by a 13 percent increase in U.S. sales volume.  On a constant currency basis, net sales for the quarter decreased by 1 percent.  The segment reported breakeven Adjusted EBITDA for the first quarter of 2014, compared to negative $2.6 million of Adjusted EBITDA during the same quarter of the prior year.  The $2.6 million increase was primarily due to improved conversion costs and lower selling, general and administrative costs.

Aromatics

In the Aromatics segment, net sales decreased to $156.8 million for the first quarter of 2014 from $284.5 million for the first quarter of 2013.  During the first quarter of 2014, the segment recorded Adjusted EBITDA of $4.9 million, compared to Adjusted EBITDA of $13.3 million during the same quarter in 2013.  The decreases in sales and Adjusted EBITDA were primarily due to lower export sales volumes of phenol driven by significant new phenol capacity additions in Asia during 2013, which also resulted in lower domestic cumene sales volume.

Conference Call

The company will discuss first-quarter financial results and business developments via conference call and webcast on Tuesday, May 6, at 10:00 a.m. Eastern time.  To access the company’s first-quarter conference call, please dial (877) 820-5027 (domestic) or (706) 645-4014 (international).  Playbacks will be available from 11:00 a.m. Eastern time on Tuesday, May 6, until 11:59 p.m. Eastern time on Monday, May 19.  Playback numbers are (855) 859-2056 or (800) 585-8367. The conference call ID number is 40256702.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company.  Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things:  (i) our integration of the PPG chemicals business with our other businesses; (ii) our expectations regarding the benefits of the merger with the PPG chemicals business, including the amount of synergies expected to be achieved; (iii) our end-market product portfolio; (iv) the expected cost advantage of energy in North America and the expected duration of any such cost advantage; (v) our expectations regarding, and the timing of, a possible joint venture arrangement for the design, construction and operation of an ethane cracker; and (vi) other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: (i) a material adverse change, event or occurrence affecting Axiall or the  chemicals business formerly owned by PPG with which Axiall merged; (ii) the ability of Axiall to successfully complete its integration of  the businesses of that chemicals business, which may result in the combined company not operating as effectively and efficiently as expected; (iii) the possibility that the merger and related transactions may result in  other unexpected costs or liabilities; (iv) the possibility that Axiall may not be able to negotiate or consummate an arrangement for the design and construction of an ethane cracker on commercially reasonable terms, or at all; and (v) uncertainties regarding future prices, industry capacity levels and demand for Axiall’s products, hazards and risks associated with manufacturing Axiall’s products, including explosions, fires and unscheduled down time, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business after the merger, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

CONTACTS:

Investor Relations	Media
Martin Jarosick	Alan Chapple
770-395-4524	770-395-4538

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In millions, except share data)	2014	2013
Assets:
Cash and cash equivalents	$86.5	$166.5
Receivables, net of allowance for doubtful accounts of $6.2 million at March 31, 2014 and $5.5 million at December 31, 2013	529.7	548.8
Inventories	443.4	403.6
Prepaid expenses and other	34.9	31.6
Deferred income taxes	20.5	18.0
Total current assets	1,115.0	1,168.5
Property, plant and equipment, net	1,646.0	1,658.7
Goodwill	1,755.2	1,763.2
Customer relationships, net	1,081.6	1,101.8
Other intangible assets, net	71.6	72.9
Other assets, net	103.5	112.1
Total assets	$5,772.9	$5,877.2
Liabilities and Equity:
Current portion of long-term debt	$2.8	$2.8
Accounts payable	339.2	313.7
Interest payable	12.7	15.4
Income taxes payable	3.9	17.1
Accrued compensation	25.7	61.5
Other accrued current liabilities	127.9	132.6
Total current liabilities	512.2	543.1
Long-term debt, excluding the current portion of long-term debt	1,329.3	1,330.0
Lease financing obligation	100.6	104.7
Deferred income taxes	847.4	865.5
Pensions and other postretirement benefits	125.9	129.8
Other non-current liabilities	166.0	175.8
Total liabilities	3,081.4	3,148.9

Commitments and contingencies

Equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; shares authorized: 200,000,000 at March 31, 2014 and December 31, 2013; issued and outstanding: 69,922,433 at March 31, 2014 and 69,890,666 at December 31, 2013	0.7	0.7
Additional paid-in capital	2,274.6	2,272.6
Retained earnings	246.4	269.3
Accumulated other comprehensive income, net of tax	53.0	66.3
Total Axiall stockholders’ equity	2,574.7	2,608.9
Noncontrolling interest	116.8	119.4
Total equity	2,691.5	2,728.3
Total liabilities and equity	$5,772.9	$5,877.2

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2014	2013
Net sales	$993.7	$1,061.2
Operating costs and expenses:
Cost of sales	913.3	909.0
Selling, general and administrative expenses	73.6	68.3
Transaction-related costs and other, net	6.6	10.1
Long-lived asset impairment charges, net	0.6	2.6
Total operating costs and expenses	994.1	990.0
Operating income (loss)	(0.4)	71.2
Interest expense, net	(18.3)	(18.3)
Loss on redemption and other debt costs	—	(78.5)
Gain on acquisition of controlling interest	—	23.5
Foreign exchange gain	0.4	0.1
Loss before income taxes	(18.3)	(2.0)
Provision for (benefit from) income taxes	(7.7)	0.8
Consolidated net loss	(10.6)	(2.8)
Less net income attributable to noncontrolling interest	1.0	0.7
Net loss attributable to Axiall	$(11.6)	$(3.5)

Loss per share attributable to Axiall:
Basic	$(0.17)	$(0.06)
Diluted	$(0.17)	$(0.06)

Weighted average common shares outstanding:
Basic	69.9	59.3
Diluted	69.9	59.3

Dividends per common share	$0.16	$0.08

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In millions)	2014	2013
Cash flows from operating activities:
Consolidated net loss	$(10.6)	$(2.8)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation	42.2	29.4
Amortization	18.5	12.9
Deferred income taxes	(9.4)	1.6
Loss on redemption and other debt costs	—	78.5
Gain on acquisition of controlling interest	—	(23.5)
Long-lived asset impairment charges, net	0.6	2.6
Other non-cash items	3.6	7.5
Change in operating assets and liabilities, and other (excluding effects of acquisition)	(66.7)	(211.0)
Net cash used in operating activities	(21.8)	(104.8)
Cash flows from investing activities:
Capital expenditures	(43.0)	(16.4)
Proceeds from sale of assets	0.1	—
Acquisitions, net of cash acquired	—	26.7
Net cash provided by (used in) investing activities	(42.9)	10.3
Cash flows from financing activities:
Borrowings on ABL revolver	—	222.7
Repayments on ABL revolver	—	(83.7)
Issuance of long-term debt	—	450.0
Long-term debt payments	(0.7)	(529.7)
Make-whole and other fees paid related to financing activities	—	(94.4)
Dividends paid	(11.2)	—
Stock compensation plan activity	—	0.1
Net cash used in financing activities	(11.9)	(35.0)
Effect of exchange rate changes on cash and cash equivalents	(3.4)	(1.6)
Net change in cash and cash equivalents	(80.0)	(131.1)
Cash and cash equivalents at beginning of period	166.5	200.3
Cash and cash equivalents at end of period	$86.5	$69.2

Significant non-cash transactions

On January 28, 2013 we acquired substantially all of the assets and liabilities of PPG Industries, Inc.’s (“PPG”) business relating to the production of chlorine, caustic soda and related chemicals, through a merger between a subsidiary of PPG and a subsidiary of the Company. The purchase price for these transactions was approximately $2.8 billion and consisted of: (i) the issuance of approximately 35.2 million shares of our common stock valued at approximately $1.8 billion; (ii) the assumption of $967.0 million of debt; and (iii) the assumption of certain other liabilities including pension and other postretirement obligations.

AXIALL CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended March 31,
(In millions)	2014	2013
Sales
Chlorovinyls products	$682.2	$614.5
Building products	154.7	162.2
Aromatics products	156.8	284.5
Net sales	$993.7	$1,061.2
Operating income (loss)
Chlorovinyls products	$23.3	$91.3
Building products	(10.8)	(13.8)
Aromatics products	4.5	13.0
Unallocated corporate	(17.4)	(19.3)
Total operating income (loss)	$(0.4)	$71.2

Reconciliation of Non-GAAP Financial Measures

Axiall has supplemented its financial results prepared in accordance with GAAP with four non-GAAP financial measures: (i) Adjusted Net Income (Loss); (ii) Adjusted Earnings (Loss) Per Share; (iii) Adjusted EBITDA; and (iv) net sales on a constant currency basis.

Adjusted Net Income (Loss) is defined as net income (loss) attributable to Axiall excluding adjustments for tax effected cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the merger with the chemicals business formerly owned by PPG (the “Merger”), costs to attain Merger-related synergies, goodwill, intangibles, and other long-lived asset impairments.

Adjusted Earnings (Loss) Per Share is calculated using Adjusted Net Income (Loss) rather than consolidated net income calculated in accordance with GAAP.

Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation, and Amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the Merger, costs to attain Merger-related synergies, goodwill, intangibles, and other long-lived asset impairments, and interest expense related to the lease-financing transactions.

Axiall has supplemented its financial results with Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share because investors commonly use financial measures such as Adjusted Net Income and Adjusted Earnings Per Share as a component of performance and valuation analysis for companies, such as Axiall, that recently have engaged in transactions that result in non-recurring pre-tax charges or benefits that have a significant impact on the calculation of net income pursuant to GAAP, in order to approximate the amount of net income that such a company would have achieved absent those non-recurring, transaction-related charges or benefits. In addition, Axiall has supplemented its financial results with Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share because we believe these financial measures will be helpful to investors in approximating what Axiall’s net loss would have been absent the impact of certain non-recurring, pre-tax charges and benefits related to the Merger, the company’s issuance of its 4.875 Notes and the tender offer for, and related redemption of, its 9 percent notes. Axiall has supplemented its financial statements with Adjusted EBITDA because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Axiall.

In addition, Axiall may compare certain financial information including net sales on a constant currency basis. We present such information to provide a framework for investors to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, primarily fluctuations in the Canadian dollar. To present this information, current and comparative prior period financial information for certain businesses reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rate in effect during the period, rather than the average exchange rates in effect during the respective periods.

Adjusted Earnings (Loss) Per Share, Adjusted Net Income (Loss), Adjusted EBITDA, and net sales on a constant currency basis are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, GAAP diluted earnings per share or net sales as measures of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Share, Adjusted EBITDA and net sales on a constant currency basis may be different from the calculation used by other companies and, therefore, comparability may be limited. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are presented in the tables set forth below.

Adjusted Earnings Per Share Reconciliation

	Three Months Ended
	March 31,
	2014	2013
Diluted loss per share attributable to Axiall	$(0.17)	$(0.06)
Earnings (loss) per share related to adjustments between net income attributable to Axiall and Adjusted Net Income (Loss)	0.09	0.81
Adjusted Earnings (Loss) Per Share	$(0.08)	$0.75

Building Products Constant Currency Sales Reconciliation

	Three Months Ended March 31,
(In millions)	2014	2013
Building Products net sales	$154.7	$162.2
Impact of currency exchange rates	5.7	—
Building Products constant currency sales	$160.4	$162.2

Adjusted EBITDA Reconciliations

Three Months Ended March 31, 2014

(In millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non-operating expenses, net	Total

Adjusted EBITDA	$76.2		$—	$4.9	$(13.5)	$67.6
Costs to attain Merger-related synergies	(3.3	)(a)	—	—	(1.3)	(4.6)
Long-lived asset impairment charges, net	—		(0.6)	—	—	(0.6)
Depreciation and amortization	(49.6)		(8.7)	(0.4)	(2.0)	(60.7)
Interest expense, net	—		—	—	(18.3)	(18.3)
Provision for income taxes	—		—	—	7.7	7.7
Other	—		(1.1)	—	(0.6)	(1.7	)(b)
Consolidated net income (loss) (c)	$23.3		$(10.4)	$4.5	$(28.0)	$(10.6)

(a)         Includes $2.4 million of plant reliability improvement initiatives that are included in cost of sales on our condensed consolidated statements of income.

(b)         Includes $4.5 million Merger-related and other, net, partially offset by $1.1 million for debt issuance cost amortization and $1.7 million of lease financing obligations interest.

(c)          Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Three Months Ended March 31, 2013

(In millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non-operating expenses, net		Total

Adjusted EBITDA	$134.2		$(2.6)	$13.3	$(11.5)		$133.4
Costs to attain Merger-related synergies	(0.7)		—	—	—		(0.7)
Long lived asset impairment charges, net	—		(2.6)	—	—		(2.6)
Loss on redemption and other debt cost, net	—		—	—	(78.5)		(78.5)
Depreciation and amortization	(31.5)		(8.8)	(0.3)	(1.7)		(42.3)
Interest expense, net	—		—	—	(18.3)		(18.3)
Gain on acquisition of controlling interest	23.5		—	—	—		23.5
Benefit from income taxes	—		—	—	(0.8)		(0.8)
Other	(10.8	)(a)	0.3	—	(6.0	)(b)	(16.5)
Consolidated net income (loss) (c)	$114.7		$(13.7)	$13.0	$(116.8)		$(2.8)

(a)  Includes $10.2 million cost of sales fair value inventory purchase accounting adjustment.

(b)  Includes $9.1 million Merger-related and other, net, partially offset by $1.8 million of lease financing obligations interest and $1.1 million for debt issuance cost amortization.

(c)  Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

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